EXHIBIT 14(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Proxy Statement and Prospectus on Form N-14 of our report dated November 26, 2003 relating to the financial statements and financial highlights which appears in the September 30, 2003 Annual Report to Shareholders of the BlackRock Large Cap Value Equity Portfolio, which is also incorporated by reference into the Proxy Statement and Prospectus. We also consent to the reference to us under the heading “Financial Highlights” in such Proxy Statement and Prospectus.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

October 1, 2004